                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                              (Amendment No. __)


                                 Zengine, Inc.
                 --------------------------------------------
                               (Name of Issuer)

                                  Common Stock
                 --------------------------------------------
                         (Title of Class of Securities)

                                   98935C107
                 --------------------------------------------
                                 (CUSIP Number)


            (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     [_]     Rule 13d-1(b)
     [_]     Rule 13d-1(c)
     [X]     Rule 13d-1(d)


The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                 SCHEDULE 13G

-------------------                                            -----------------
CUSIP No. 98935C107                                            Page 2 of 4 pages
-------------------                                            -----------------

--------------------------------------------------------------------------------------------------
                                 NAME OF REPORTING PERSON
               1                 S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                                 At Home Corporation    77-0408542
--------------------------------------------------------------------------------------------------
                                 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See
               2                 Instructions)
                                                                                   (a)  [_]
                                                                                   (b)  [_]
--------------------------------------------------------------------------------------------------
               3                 SEC USE ONLY

--------------------------------------------------------------------------------------------------
               4                 CITIZENSHIP OR PLACE OF ORGANIZATION

                                 Delaware corporation
--------------------------------------------------------------------------------------------------
                                          5  SOLE VOTING POWER
            NUMBER                           902,478
              OF               -------------------------------------------------------------------
            SHARES                        6  SHARED VOTING POWER
         BENEFICIALLY                        -0-
            OWNED              -------------------------------------------------------------------
              BY                          7  SOLE DISPOSITIVE POWER
             EACH                            902,478
           REPORTING           -------------------------------------------------------------------
            PERSON                        8  SHARED DISPOSITIVE POWER
             WITH                            -0-
--------------------------------------------------------------------------------------------------
               9                 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                 902,478
--------------------------------------------------------------------------------------------------
              10                 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                                 SHARES (See Instructions)
                                                                                          [_]
--------------------------------------------------------------------------------------------------
              11                 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                 5.2%
--------------------------------------------------------------------------------------------------
              12                 TYPE OF REPORTING PERSON (See Instructions)
                                 CO
--------------------------------------------------------------------------------------------------

                                  SCHEDULE 13G

-------------------                                            -----------------
CUSIP No. 98935C107                                            Page 3 of 4 pages
-------------------                                            -----------------
Item 1.
          (a)  Name of Issuer:
               --------------

               Zengine, Inc.

          (b) Address of Issuer's Principal Executive Offices:
              -----------------------------------------------

              6100 Stewart Avenue
              Fremont, California 94538

Item 2.
          (a)  Name of Person Filing:
               ---------------------

               At Home Corporation

          (b)  Address of Principal Business Office:
               ------------------------------------

               450 Broadway St.
               Redwood City, CA  94063

          (c)  Citizenship:
               -----------

               Delaware corporation

          (d)  Title of Class of Securities:
               ----------------------------

               Common Stock

          (e)  CUSIP Number:
               ------------

               98935C107

Item 3.

Item 4.   Ownership.

          (a)  Amount beneficially owned:
               --------------------------

               902,478

          (b)  Percent of class:
               ----------------

               5.2%

          (c) Number of shares as to which the person has:
              -------------------------------------------

              (i)   Sole power to vote or to direct the vote:        902,478
              (ii)  Shared power to vote or to direct the vote:        -0-
              (iii) Sole power to dispose or to direct the disposition
                    of:                                              902,478
              (iv)  Shared power to dispose or to direct the disposition
                    of:                                                -0-

Item 5.   Ownership of Five Percent or Less of a Class.

          Not applicable.

                                  SCHEDULE 13G

-------------------                                            -----------------
CUSIP No. 98935C107                                            Page 4 of 4 pages
-------------------                                            -----------------

Item 6.   Ownership of More Than Five Percent on Behalf of Another Person.

          Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

          Not applicable.

Item 8.   Identification and Classification of Members of the Group.

          Not applicable.

Item 9.   Notice of Dissolution of Group.

          Not applicable.

Item 10.  Certifications.

          Not applicable.


                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Dated: March 27, 2001                    AT HOME CORPORATION


                                         By: /s/ Megan Pierson
                                            ---------------------------
                                            Megan Pierson,
                                            Senior Vice President and
                                             General Counsel